Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE RECEIVES FDA COMPLETE RESPONSE LETTER ON ESBRIETTM (PIRFENIDONE)

NEW DRUG APPLICATION

— Conference Call Scheduled at 4:30 p.m. EDT, May 4, 2010 —

BRISBANE, California, May 4, 2010 – InterMune, Inc. (NASDAQ: ITMN) today announced that the U.S. Food and Drug Administration (FDA) issued a complete response letter for the New Drug Application (NDA) for EsbrietTM (pirfenidone) for the treatment of patients with idiopathic pulmonary fibrosis (IPF) to reduce decline in lung function.

A complete response letter is issued by the FDA’s Center for Drug Evaluation and Research when the review of an application is completed, but there are one or more reasons that preclude the approval of the NDA at this time. The FDA has requested an additional clinical trial to support the efficacy of Esbriet in IPF patients. InterMune intends to meet with the FDA as soon as possible to explore the best ways to address the points raised by the Agency and to discuss pathways to approval.

“After the positive FDA Advisory Committee meeting of March 9 at which the Committee recommended the approval of the pirfenidone NDA by a 9-3 margin, we are disappointed by this outcome,” said Dan Welch, Chairman, Chief Executive Officer and President of InterMune. “We will meet with the FDA as soon as possible to understand their points of view and to determine the most appropriate path forward to expeditiously make Esbriet available to the approximately 100,000 patients with IPF and their families who suffer from this terrible disease and for whom no FDA-approved medicines exist.”

Status of Esbriet (pirfenidone) in Europe

On March 2, 2010, InterMune announced that it had submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA), seeking approval to market Esbriet for the treatment of IPF patients in the European Union. Esbriet (pirfenidone) has been granted Orphan Drug status for the treatment of IPF in Europe.

About Esbriet (pirfenidone)

In February 2009, InterMune announced the results of the company’s two global Phase 3 clinical trials evaluating Esbriet for the treatment of IPF, known as the CAPACITY trials. Prior to the CAPACITY results, a Phase 3 study in IPF patients was conducted in Japan by Shionogi & Co. Ltd. which led to the marketing approval of pirfenidone in Japan in October of 2008. In these clinical studies, Esbriet was safe and generally well tolerated with the most frequent side effects reported being photosensitivity rash and gastrointestinal symptoms.

About IPF

Idiopathic pulmonary fibrosis (IPF) is a progressive, debilitating and ultimately fatal disease that affects approximately 200,000 people in Europe and the United States combined, with approximately 30,000 new cases reported per year in each region.

IPF is characterized by inflammation and scarring (fibrosis) in the lungs, hindering the ability to process oxygen and is a progressive disease, meaning that over time, lung scarring and symptoms increase in severity. The median survival time from diagnosis is two to five years, with a five-year survival rate of approximately 20%. Patients diagnosed with IPF are usually between the ages of 40 and 70, with a median age of 63 years and the disease tends to affect slightly more men than women. There are no medicines approved in Europe and the United States for the treatment of IPF.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has an R&D portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes Esbriet™ (pirfenidone) for which InterMune has completed a Phase 3 program in patients with IPF (CAPACITY). A Marketing Authorization Application (MAA) is under review by the European Medicines Agency (EMA). The hepatology portfolio includes the HCV protease inhibitor compound danoprevir (also known as RG7227 or ITMN-191, partnered by Roche) that entered Phase 2b in August 2009 and a second-generation HCV protease inhibitor research program. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Conference Call and Webcast Details

InterMune will host a conference call today at 4:30 p.m. EDT to discuss Esbriet. Interested parties may participate in the conference call by dialing 1-888-799-0528 (U.S.) or 1-973-200-3372 (international), conference ID# 73229257. A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to InterMune’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

The teleconference replay will be available for 10 business days following the call and can be accessed by dialing 1-800-642-1687 (U.S.) or 1-706-645-9291 (international), and entering the conference ID# 73229257.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, which reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated regulatory timelines and the likelihood of regulatory success. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Pirfenidone failed to achieve statistical significance on the primary endpoint in one of its two pivotal clinical trials and there can be no assurance that the regulatory authorities in either the United States or Europe will grant regulatory approval based upon these data, in combination with the other efficacy analyses and safety results the company has submitted in support of its NDA and MAA filings. Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 15, 2010 (the “Form 10-K”), and other periodic reports filed with the SEC, including the following: (i) risks related to the long, expensive and uncertain clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues or delays in anticipated timing of the regulatory approval process; (ii) risks related to failure to achieve the clinical trial results required to commercialize our product candidates; and (iii) risks related to timely patient enrollment and retention in clinical trials. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC. InterMune undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in InterMune’s expectations.

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